Syniverse Corporation
8125 Highwoods Palm Way
Tampa, FL 33647

August 26, 2014

Mr. Jeffrey Gordon
6020 Beacon Shores Street
Tampa, FL 33616

Re: Termination of Employment
Dear Jeff:
This Letter Agreement (the “Agreement”) sets forth the understanding by and between you and Syniverse Corporation, a Delaware corporation (the “Company”), regarding the termination of your employment with the Company and its affiliates.
1.Termination of Employment. Your last day of active employment with the Company was August 20, 2014 (the “Termination Date”). You and the Company acknowledge and agree that, for purposes of that certain Employment Agreement, effective as of May 1, 2014, entered into by and between you and the Company, as amended (the “Employment Agreement”), the termination of your employment shall be considered a termination by the Company without Cause (as defined in the Employment Agreement). You acknowledge and agree that, effective as of the Termination Date, you (a) resigned as President, Chief Executive Officer and a director of the Company and any subsidiaries or affiliates thereof, (b) have not resigned because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and (c) ceased to be an officer, employee, and/or authorized representative of the Company and any subsidiaries and affiliates thereof. You acknowledge and agree that, on and after the date hereof, you shall cooperate with the Company to effect the resignations described in this Section 1.
1.    Termination Benefits. Subject to Section 5(a):
(a)    Pursuant to Section 4(d)(i) of the Employment Agreement, the Company shall continue to pay you Base Salary (as defined in the Employment Agreement and payable at a rate of $715,000 per year) in accordance with the Company’s general payroll practices (in effect from time to time) for a period commencing on the Termination Date and ending on the second anniversary thereof;
(b)    Pursuant to Section 4(d)(ii) of the Employment Agreement, the Company shall pay you an amount equal to your Target Bonus ($715,000), at such time as set forth in Section 4(d)(ii) of the Employment Agreement;

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(c)    Pursuant to Section 4(d)(iii) of the Employment Agreement, if you make a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the group health plans provided to you as of the Termination Date (the “Welfare Plans”), the Company shall pay that portion of the COBRA premium that the Company pays for other senior executive employees with the same coverage for the shorter of (i) twelve (12) months and (ii) the period that you are eligible for COBRA continuation coverage; and
(d)    Pursuant to Section 4(d)(iv) of the Employment Agreement, with respect to the stock options granted pursuant to that certain Stock Option Agreement by and between you and the Company, dated as of April 6, 2011, as amended, and that certain Stock Option Agreement by and between you and the Company, dated as of July 1, 2011, as amended, each granted under the 2011 Equity Plan (the “Options” and such agreements, the “Option Agreements”), notwithstanding anything to the contrary in the Option Agreements, (i) ninety (90%) of the portion of each Option subject to time vesting (i.e., 67.5% of each Option) automatically became vested and exercisable (to the extent not otherwise then exercisable) on the Termination Date, and (ii) each Option shall not expire until the 181st day following the Termination Date and if the Termination Date occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the Options that has not otherwise theretofor become vested and exercisable shall automatically become vested and exercisable as of the date of the Change in Control (subject to the consummation of such Change in Control);
provided, however, that the continuation of such salary and benefits and any right to acceleration of vesting and exercisability of the Options shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 of the Employment Agreement (including any material breach of the covenants contained in Section 5 or Section 6 thereof); provided, further, that your eligibility to participate in the Welfare Plans shall cease at such time as you are offered comparable coverage with a subsequent employer. You acknowledge that any payments and benefits under Section 4 of the Employment Agreement (and described in this Section 2) resulting from a termination of your employment with the Company are in lieu of any and all claims (including, without limitation, any claims for severance) that you may have against the Company and its affiliates (other than (A) benefits under the Company’s employee benefit plans that by their terms survive termination of employment, (B) benefits under COBRA, (C) rights with respect to unreimbursed business expenses, if any, pursuant to Section 3(d) of the Employment Agreement, (D) rights to indemnification under certain indemnification arrangements for officers of the Company, and (E) rights with respect to indemnification and insurance pursuant to Section 24 of the Employment Agreement), and represent liquidated damages (and not a penalty).
2.    Equity Compensation.
(a)    You acknowledge and agree, as of the Termination Date (and after taking into account the accelerated vesting described in Section 2(d)), you held (i) vested options to purchase 874,667 shares of common stock, par value $0.01 per share, of the Company (“Shares”) pursuant to the Option Agreements (such options, together with any Unvested Options (as defined below) that vest prior the 181st day following the Termination Date, the “Vested Options”), (ii)

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unvested options to purchase 192,000 Shares pursuant to the Option Agreements (which are eligible to vest solely upon a Change in Control as described in Section 2(d)) (the “Unvested Options”), and (iii) 20,000 vested Shares purchased from the Company (“Co-Invest Shares”).
(b)    Notwithstanding anything to the contrary in the Management Stockholders Agreement (as defined in the Option Agreements) or the Option Agreements, (i) at any time on or prior to the 181st day following the Termination Date, you may submit a request to the Company (the date of such request, the “Put Notice Date”) to repurchase a number of Shares from you up to, but not exceeding, the number of Shares issuable upon the exercise of your Vested Options as of the Put Notice Date, and (ii) after the 181st day following the Termination Date, each of the Company and the Carlyle Stockholders shall have the option to repurchase, at any time, up to 100% of the Shares issuable upon exercise of the Vested Options (the “Call Right”), and provide you written notice of its election to repurchase such Shares (the date of such notice, the “Call Notice Date”). In order to facilitate any repurchase of Shares issuable upon the exercise of Vested Options, you agree that you shall exercise the Vested Options within 30 days following the Put Notice Date or Call Notice Date, as applicable, in accordance with, and subject to, the terms of the Option Agreements (provided that, notwithstanding anything to the contrary in Section 2.6(b) or 2.6(c) of the Option Agreements, you shall be permitted to (A) exercise the Vested Options in the manner set forth in Section 2.6(b)(ii) or (iii) of the Option Agreements, and (B) satisfy any applicable withholding tax due under applicable law in connection with the exercise of the Vested Options by instructing the Company to withhold that number of Shares having a Fair Market Value (as defined in the Option Agreements), determined as of the date of exercise, equal to the minimum of tax required to be withheld by law (rounded down to nearest whole number of Shares with a Fair Market Value not in excess of the amount of tax required to be so withheld)), and thereafter, the Company or the Carlyle Stockholders, as applicable, shall repurchase any such Shares in accordance with, and subject to, the terms of the Management Stockholders Agreement and this Agreement (as if a repurchase pursuant to the Company Call Right (as defined in the Management Stockholders Agreement) or the Carlyle Call Right (as defined in the Management Stockholders Agreement), as applicable; provided that any lapse of the Company Call Right or the Carlyle Call Right contemplated in the Management Stockholders Agreement or Option Agreements shall not apply; provided, further, that the Company will not repurchase any Shares pursuant to this Section 3(b) prior to the day immediately following the six-month anniversary of the date on which such Shares were issued). In order to effect the foregoing provisions of Section 3(b), the parties acknowledge and agree that (x) on and after the date hereof, the last sentence of Section 2.6(d) of each of the Option Agreements has no force and effect and (y) after the 181st day following the Termination Date, the Call Right shall continue indefinitely and will not expire on the Repurchase Deadline (as defined in the Management Stockholders Agreement).
(c)    Notwithstanding anything to the contrary in the Management Stockholders Agreement, (i) at any time on or prior to the 181st day following the Termination Date, you may submit a request to the Company (the date of such request, the “Co-Invest Put Notice Date”) to repurchase a number of Shares from you up to, but not exceeding, the number of Co-Invest Shares, and (ii) after the 181st day following the Termination Date, each of the Company and the Carlyle Stockholders shall have the option to repurchase, at any time, up to 100% of the Co-Invest Shares (the “Co-Invest Call Right”), and provide you written notice of its election to

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repurchase Co-Invest Shares. In order to facilitate any repurchase of Co-Invest Shares, the Company or the Carlyle Stockholders, as applicable, shall repurchase any Co-Invest Shares in accordance with, and subject to, the terms of the Management Stockholders Agreement and this Agreement (as if a repurchase pursuant to the Company Call Right or the Carlyle Call Right, as applicable; provided that any lapse of the Company Call Right or the Carlyle Call Right contemplated in the Management Stockholders Agreement shall not apply). In order to effect the foregoing provisions of Section 3(c), the parties acknowledge and agree that, after the 181st day following the Termination Date, the Co-Invest Call Right shall continue indefinitely and will not expire on the Repurchase Deadline.
3.    Restrictive Covenants. You acknowledge and agree that you are (and shall continue to be) subject to and shall abide by the terms and conditions of Sections 5, 6 and 8 of the Employment Agreement. No payment or benefit (severance or otherwise) will be paid or provided to you pursuant to this Agreement following the date you first violate any restrictive covenant set forth in Section 5 or 6 of the Employment Agreement or otherwise.
4.    Release/Disputes.
(a)    Notwithstanding anything to the contrary in Section 2 or the Employment Agreement, (a) no severance payments or benefits described in Section 2 shall be paid or provided prior to the sixtieth day after the Termination Date, (b) in order to receive such payments and benefits, you must executed a waiver and release in the form attached hereto as Exhibit A (the “Release”), and all revocation periods must have expired, within sixty (60) days after the Termination Date and (c) to the extent that, as of the sixtieth (60th) day following the Termination Date, you have (i) not executed the Release, (ii) revoked the Release or (iii) the revocation period for the Release has not expired, no severance payment or benefit will be paid or provided to you pursuant to this Agreement. Any payments or benefits that would have been paid prior to the sixtieth day after the Termination Date but for this Section 5(a) shall be paid in lump sum on the Company’s first payroll date on or after the sixtieth (60th) day following the Termination Date.
(b)    As of the date hereof, you represent and warrant that there are no pending or, to your knowledge, threatened claims, disputes, charges, litigation or similar actions initiated by, or otherwise related to your employment or otherwise relating to you and any employees or other service providers, suppliers or vendors of the Company or any of its affiliates.
5.    Confidentiality. You agree not to disclose the terms or existence of this Agreement or the Release to any person, agency, institution, company, or other entity unless the Company agrees to such disclosure in advance and in writing; provided that you may, without such permission, make such disclosures as are required by law, including disclosures to governmental authorities and taxing agencies, and disclose the terms of this Agreement and Release to attorney(s), accountant(s), tax advisor(s), and other professional service provider(s), as reasonably necessary (and you may disclose the terms of this Agreement and the Release to your spouse and immediate family members) so long as, in each case, you instruct such person(s) that the terms of this Agreement and the Release are strictly confidential and are not to be revealed to anyone else except as required by law. No payment or benefit (severance or otherwise) will be paid or provided to you pursuant to this Agreement following the date you first violate this Section 6.

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6.    Tax Withholding. All payments made pursuant to this Agreement will be subject to the withholding of any amounts required by Federal, state or local law.
7.    Further Assurances. In order to effectuate the foregoing, you agree to execute any additional documents and to take such further actions as may be reasonably requested from time to time by the Company.
8.    Offset. The Company may offset any payment to be made to you pursuant to this Agreement or otherwise by any amount that you owe to the Company or their respective affiliates as of the time such payment would otherwise be made. This right of offset shall be cumulative (but not duplicative) with any similar obligation with respect to which you may be subject under any other agreement with the Company or their respective affiliates.
9.    Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBIT HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.
10.    Consent to Jurisdiction. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 10 of the Employment Agreement shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this Section 11. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
11.    Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

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12.    Provisions Relating to Section 409A of the Code. This Agreement and the Employment Agreement shall be interpreted and administered in a manner so that any payment or benefit described hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) (“Section 409A”). Nevertheless, the tax treatment of the payments or benefits described hereunder is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A. Each installment payment pursuant to Section 2 shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.
13.    Entire Agreement. This Agreement sets forth the entire agreement between you and Company and supersedes and replaces any and all prior oral or written agreements or understandings between you and Company concerning the severance and benefits payable upon termination of your employment. Notwithstanding the foregoing, except as set forth in this Agreement or the Release, the Employment Agreement, the Option Agreements and the Management Stockholders Agreement will remain in full force and effect. You represent that you have signed this Agreement voluntarily.
[signature page follows]

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Please indicate your acceptance of the terms and provisions of this Agreement by signing both copies of this Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Agreement in its entirety; fully understand and agree to their terms and provisions; and intend and agree that the Agreement is final and legally binding on you and the Company. This Agreement may be executed in several counterparts.

Very truly yours,

/s/ JAMES A. ATWOOD, JR.
James A. Attwood, Jr.
Chairman of the Board of Directors

Agreed, Acknowledged and Accepted as of the first date set forth above:
/s/ JEFFREY S. GORDON
Jeffrey Gordon

Signature Page to Separation Letter for Jeffrey Gordon

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT
In exchange for the payments and benefits described in that certain Agreement (the “Agreement”), entered into between myself and Syniverse Corporation, a Delaware corporation (together with any subsidiaries and affiliates as may have employed me from time to time, and any successor(s) thereto, the “Company”), dated August 26, 2014, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (the “Release”):
1.    I acknowledge that the Company delivered this Release to me on August 23, 2014.
2.    I acknowledge that, but for my execution of this Release, I would not be entitled to receive the payments and benefits set forth in the Agreement (including, without limitation, any such payments and benefits arising out of or otherwise related to the Employment Agreement (as defined in the Agreement)).
3.    I, and anyone claiming through me (including without limitation my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (including, without limitation, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Syniverse Coinvestment L.P., and their respective affiliates) (the “Releasees”), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my employment by the Company or any other Releasee, the termination of such employment, and any dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release, including but not limited to claims under the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended from time to time, and any other federal, state or local law, rule or regulation, or common law claim. This includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law. This Release does not include any claims for breach by the Company of its obligations under Section 4 of the Employment Agreement.
4.     By this Release, I not only release and discharge the Releasees from any and all claims as stated above, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release.
5.    I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.
6.    I UNDERSTAND THAT I HAVE TWENTY-ONE (21) DAYS (SUCH TIME PERIOD, THE “CONSIDERATION PERIOD”) TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE. I ACKNOWLEDGE AND AGREE THAT THE CONSIDERATION PERIOD WILL NOT BE AFFECTED OR EXTENDED BY ANY CHANGES, WHETHER OR NOT MATERIAL, THAT MIGHT BE MADE TO THIS RELEASE. THE COMPANY HEREBY ADVISES ME OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THE RELEASE AND I ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND HAVE EITHER HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.
7.    I UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THIS RELEASE BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO GENERAL COUNSEL OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD BEGINNING ON THE DAY FOLLOWING THE DAY I SIGN THE RELEASE (THE “REVOCATION PERIOD”). IF I DO NOT REVOKE MY ACCEPTANCE OF THIS RELEASE WITHIN THE REVOCATION PERIOD, IT WILL BE LEGALLY BINDING AND ENFORCEABLE ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD.
8.    I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

9.    This Release is deemed made and entered into in the State of Delaware, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Delaware, to the extent not preempted by federal law.

* * * * *

I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to the General Counsel of the Company.

/s/ JEFFREY S. GORDON
Jeffrey Gordon
Date: _______________________________